SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the

                         Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

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|_|   Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               CONMED CORPORATION
                (Name of Registrant as Specified in Its Charter)

                                       N/A
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

            Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.
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      1)    Title of each class of securities to which transaction applies:

      2)    Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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|_|   Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:
      2)    Form, Schedule or Registration Statement No.:
      3)    Filing Party:
      4)    Date Filed:

                               CONMED CORPORATION

                                 525 French Road

                              Utica, New York 13502

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CONMED Corporation (the "Company") will be held at the offices of the Company at 525 French Road, Utica, New York on Tuesday, May 20, 2003 at 3:30 p.m. (New York time), for the following purposes:

            (1) To elect eight directors to serve on the Company's Board of Directors;

            (2) To ratify the appointment of independent accountants for the Company for 2003; and

            (3) To transact such other business as may properly be brought before the meeting or any adjournment thereof.

      The shareholders of record at the close of business on March 31, 2003, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

      Even if you plan to attend the meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. Any proxy given by a shareholder may be revoked by that shareholder at any time prior to the voting of the proxy.

                                  By Order of the Board of Directors,


                                        Thomas M. Acey
                                        Secretary

April 15, 2003

                               CONMED CORPORATION
                                 525 French Road
                              Utica, New York 13502

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                  May 20, 2003

      The enclosed proxy is solicited by and on behalf of the Board of Directors of CONMED Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held on Tuesday, May 20, 2003, at 3:30 p.m. (New York time), at the offices of the Company at 525 French Road, Utica, New York, and any adjournment thereof. The matters to be considered and acted upon at such meeting are described in the foregoing notice of the meeting and this proxy statement. This proxy statement, the related form of proxy and the Company's Annual Report to Shareholders are being mailed on or about April 15, 2003, to all shareholders of record on March 31, 2003. Shares of the Company's common stock, par value $.01 per share ("Common Stock") represented in person or by proxy will be voted as described in this proxy statement or as otherwise specified by the shareholder. Any proxy given by a shareholder may be revoked by the shareholder at any time prior to the voting of the proxy by delivering a written notice to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the meeting and voting in person.

      The persons named as proxies are Eugene R. Corasanti and Robert E. Remmell, who are presently directors and, in the case of Mr. Corasanti, an officer of the Company. The cost of preparing, assembling and mailing the proxy, this proxy statement and other material enclosed, and all clerical and other expenses of solicitations, will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers and employees of the Company and its subsidiaries may solicit proxies by telephone, telegram or personal interview. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such parties and will reimburse such parties for their expenses in forwarding soliciting material.

      Votes at the 2003 Annual Meeting will be tabulated by a representative of Registrar and Transfer Company, which has been appointed by the Company's Board of Directors to serve as inspector of election.

                                  VOTING RIGHTS

      The holders of record of the 28,907,933 shares of Common Stock outstanding on March 31, 2003 will be entitled to one vote for each share held on all matters coming before the meeting. The holders of record of a majority of the outstanding shares of Common Stock present in person or by proxy will constitute a quorum for the transaction of business at the meeting. Shareholders are not entitled to cumulative voting rights. Under the rules of the Securities and Exchange Commission, or the SEC, boxes and a designated blank space are provided on the proxy card for shareholders if they wish either to abstain on one or more of the proposals or to withhold authority to vote for one or more nominees for director. In accordance with New York State law, such abstentions are not counted in determining the votes cast at the meeting. With respect to Proposal
(1), the director nominees who receive the greatest number of votes at the meeting will be elected to the Board of Directors of the Company. Votes against, and votes withheld in respect of, a candidate have no legal effect. Proposal (2) requires the affirmative vote of the holders of a majority of the votes cast at the meeting in order to be approved by the shareholders.

      When properly executed, a proxy will be voted as specified by the shareholder. If no choice is specified by the shareholder, a proxy will be voted "for" all portions of items (1) and (2) and in the proxies' discretion on any other matters coming before the meeting.

      Under the rules of the New York Stock Exchange, Inc., which effectively govern the voting by any brokerage firm holding shares registered in its name or in the name of its nominee on behalf of a beneficial owner, Proposals (1) and
(2) are considered "discretionary" items upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days prior to the Annual Meeting.

            I. PROPOSALS TO BE SUBMITTED AT THE SHAREHOLDERS MEETING

      There are two proposals expected to be submitted for shareholder approval. The first concerns the election of directors. The second concerns ratifying the appointment of the Company's independent auditors. These proposals are more fully described below.

                       PROPOSAL ONE: ELECTION OF DIRECTORS

      At the meeting, eight directors are to be elected to serve on the Company's Board of Directors. The shares represented by proxies will be voted as specified by the shareholder. If the shareholder does not specify his or her choice, the shares will be voted in favor of the election of the nominees listed on the proxy card, except that in the event any nominee should not continue to be available for election, such proxies will be voted for the election of such other persons as the Board of Directors may recommend. The Company does not presently contemplate that any of the nominees will become unavailable for election for any reason. The director nominees who receive the greatest number of votes at the meeting will be elected to the Board of Directors of the Company. Votes against, and votes withheld in respect of, a candidate have no legal effect. Shareholders are not entitled to cumulative voting rights.

      The Board of Directors presently consists of seven directors. Directors hold office for terms expiring at the next annual meeting of shareholders and until their successors are duly elected and qualified. Each of the nominees proposed for election at the Annual Meeting is presently a member of the Board of Directors and has been elected by the shareholders, with the exception of Ms. Golden, who is not a member of the Board of Directors.

      The following table sets forth certain information regarding the members of, and nominees for, the Board of Directors:

                NOMINEES FOR ELECTION AT THE 2002 ANNUAL MEETING

                                      Served As
                                       Director                 Principal Occupation or
       Name                  Age         Since                 Position with the Company
       ----                  ---         -----                 -------------------------
Eugene R. Corasanti          72          1970       Chairman of the Board of Directors and Chief
                                                    Executive Officer of the Company

Robert E. Remmell            72          1983       Partner of Steates Remmell Steates & Dziekan
                                                    (Attorneys); Director of the Company

Bruce F. Daniels             68          1992       Executive, retired; former Controller of the
                                                    international division of Chicago Pneumatic Tool
                                                    Company; Director of the Company

William D. Matthews          68          1997       Retired Chairman of the Board of Directors and
                                                    retired Chief Executive Officer of Oneida Ltd.
                                                    (NYSE:"OCQ"), director of Oneida Financial Corporation
                                                    (NASD:"ONFC") anda former director of Coyne Textile Services;
                                                    Director of the Company

Stuart J. Schwartz           66          1998       Physician, retired; Director of the Company

Joseph J. Corasanti          39          1994       President and Chief Operating Officer of the Company;
                                                    Director of the Company; Director of II-VI, Inc.
                                                    (NASD:"IIVI")

Stephen M. Mandia            38          2002       President of East Coast Olive Oil Corp.; Director of
                                                    the Company

Jo Ann Golden                55           N/A       Partner of  Dermody, Burke and Browne, CPA, PLLC
                                                    (accountants)

      More information concerning the directors and nominees is set forth below in Section II.A (1).

      The Board of Directors recommends a vote FOR this proposal.

                  PROPOSAL TWO: INDEPENDENT PUBLIC ACCOUNTANTS

      The independent accountants for the Company have been PricewaterhouseCoopers LLP since 1982. The Audit Committee recommended to the Board of Directors that PricewaterhouseCoopers LLP be nominated as independent accountants for 2003, and the Board has approved the recommendation.

      Unless otherwise specified, shares represented by proxies will be voted for the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for 2003. Neither our certificate of incorporation nor our by-laws require that the shareholders ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants. We are doing so because we believe it is a matter of good corporate governance. If the shareholders do not ratify the appointment, the Board of Directors and the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may elect to retain them. Even if the appointment is ratified, the Board of Directors and the Audit Committee in their discretion may change the appointment at any time during the year if they determine that such change would be in the best interests of the Company and its shareholders.

      Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

      The affirmative vote of the holders of a majority of votes cast at the meeting is necessary for the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for 2003.

      The Board of Directors recommends a vote FOR this proposal.

                                 OTHER BUSINESS

      Management knows of no other business which will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion.

                  SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

      Any shareholder desiring to present a proposal to the shareholders at the 2004 Annual Meeting, which currently is expected to be scheduled on or about May 18, 2004, and who desires that such proposal be included in the Company's proxy statement and proxy card relating to that meeting, must transmit such proposal to the Company so that it is received by the Company at its principal executive offices on or before December 17, 2003. All such proposals should be in compliance with applicable SEC regulations. The Company's Nominating and Corporate Governance Committee will consider nominees for election of directors by shareholders if the following procedures are followed. Shareholders wishing to propose matters for consideration at the 2004 Annual Meeting or to propose nominees for election as directors at the 2004 Annual Meeting must follow specified advance notice procedures contained in the Company's by-laws, a copy of which is available on request to the Secretary of the Company, c/o CONMED Corporation, 525 French Road, Utica, New York 13502 (Telephone (315) 624-3000). As of the date of this proxy statement, shareholder proposals, including director nominee proposals, must comply with the conditions set forth in Section
1.13 of the Company's by-laws and to be considered timely, notice of a proposal must be received by the Company between February 18, 2004 and March 17, 2004.

                        II. CORPORATE GOVERNANCE MATTERS

      A. DIRECTORS, EXECUTIVE OFFICERS, SENIOR OFFICERS AND NOMINEE FOR THE BOARD OF DIRECTORS

                      1. Directors and Nominee for Director

      EUGENE R. CORASANTI (age 72) has served as Chairman of the Board of the Company since its incorporation in 1970. Mr. Corasanti is also the Company's Chief Executive Officer. Prior to that time he was an independent public accountant. Mr. Corasanti holds a B.B.A. degree in Accounting from Niagara University. Eugene R. Corasanti's son, Joseph J. Corasanti, is President and Chief Operating Officer and a Director of the Company.

      JOSEPH J. CORASANTI (age 39) has served as President and Chief Operating Officer of the Company since August 1999 and as a Director of the Company since May 1994. Mr. Corasanti is also a member of the Board of Directors of II-VI, Inc. (NASD: "IIVI"), a manufacturer of optical and electro-optical components and devices for infrared, e-ray, gamma-ray, telecommunication and other applications, where Mr. Corasanti is a member of the audit committee. He also served as General Counsel and Vice President-Legal Affairs of the Company from March 1993 to August 1998 and Executive Vice-President/General Manager of the Company from August 1998 to August 1999. Prior to that time he was an Associate Attorney with the law firm of Morgan, Wenzel & McNicholas, Los Angeles, California from 1990 to March 1993. Mr. Corasanti holds a B.A. degree in Political Science from Hobart College and a J.D. degree from Whittier College School of Law. Joseph J. Corasanti is the son of Eugene R. Corasanti, Chairman and Chief Executive Officer of the Company.

      BRUCE F. DANIELS (age 68) has served as a Director of the Company since August 1992. Mr. Daniels is a retired executive. From August 1974 to June 1997, Mr. Daniels held various executive positions, including a position as Controller with Chicago Pneumatic Tool Company. Mr. Daniels holds a B.S. degree in Business from Utica College.

      JO ANN GOLDEN (age 55) was nominated to the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee, which nomination was approved by the full Board of Directors in February 2003. Ms. Golden is a certified public accountant and the managing partner of the New Hartford, New York office of Dermody Burke and Brown, CPA, PLLC, an accounting firm. Ms. Golden is also the current President of the New York State Society of Certified Public Accountants (the "State Society"), having served previously as the Secretary and Vice President of the State Society. In addition, Ms. Golden is the incoming president of the the State Society's Foundation for Accounting Education. Ms. Golden is also a member of the governing Council of the American Institute of Certified Public Accountants ("AICPA"), and was a member of the AIPCPA's Global Credential Survey Task Force in 2001. Ms. Golden holds a B.A. from the State University College at New Paltz, and a B.S. in Accounting from the Utica College of Syracuse University.

      STEPHEN M. MANDIA (age 38) was appointed as a Director of the Company in July 2002. Mr. Mandia has been the President and Chief Executive Officer of East Coast Olive Oil Corp. since 1991. Mr. Mandia also possesses financial ownership and sits on the board of Gem Packing Corp., Utica Plastics, LLC, ECOO Realty Corp., Olive Transport Corp. and Northside Gourmet Corp., which are all affiliated with East Coast Olive Oil Corp. Mr. Mandia holds a B.S. Degree from Bentley College, located in Waltham, Massachusetts, having also undertaken undergraduate studies at Richmond College in London.

      WILLIAM D. MATTHEWS (age 68) has served as a Director of the Company since August 1997. From 1986 until retiring from the positions in 1999, Mr. Matthews was the Chairman of the Board and the Chief Executive Officer of Oneida Ltd. (NYSE:"OCQ"). Mr. Matthews is a director and a member of the audit committee of Oneida Financial Corporation (NASD:"ONFC")) and a former director of Coyne Textile Services. Mr. Matthews holds a B.A. degree from Union College and an L.L.B. degree from Cornell University School of Law. Following law school, Mr. Matthews held a position with the Division of Corporation Finance of the Securities and Exchange Commission.

      ROBERT E. REMMELL (age 72) has served as a Director since June 1983. Mr. Remmell also served as a non-employee Assistant Secretary of the Company and as a non-employee officer of several of the Company's subsidiaries from June 1983, until March 1, 2000, when he resigned from his position as Assistant Secretary of the Company, and from the positions he had held in the Company's subsidiaries. Mr. Remmell has been a partner since January 1961 of Steates Remmell Steates & Dziekan, Utica, New York, which has served as counsel to the Company. Mr. Remmell holds a B.A. degree from Utica College and an L.L.B. from Syracuse University School of Law.

      STUART J. SCHWARTZ (age 66) has served as a Director of the Company since May 1998. Dr. Schwartz is a retired physician. From 1969 to December 1997 he was engaged in private practice as a urologist. Dr. Schwartz holds a B.A. degree from Cornell University and an M.D. degree from SUNY Upstate Medical College, Syracuse.

                       2. Executive Officers and Officers

      WILLIAM W. ABRAHAM (age 71) joined the Company in May 1977 as General Manager. He served as the Company's Vice President-Manufacturing and Engineering since June 1983. In November of 1989 he was named Executive Vice President and in March 1993, he was named Senior Vice President of the Company. Mr. Abraham holds a B.S. degree in Industrial Management from Utica College.

      THOMAS M. ACEY (age 56) has been employed by the Company since August 1980 and has served as the Company's Treasurer since August 1988 and as the Company's Secretary since January 1993. Mr. Acey holds a B.S. degree in Public Accounting from Utica College and prior to joining the Company was employed by the certified public accounting firm of Tartaglia & Benzo in Utica, New York.

      DANIEL S. JONAS (age 39) joined the Company as General Counsel in August 1998 and in addition became the Vice President-Legal Affairs in March 1999. In September 1999, Mr. Jonas assumed responsibility for certain of the Company's Regulatory Affairs and Quality Assurance. In March 2003, Mr. Jonas also became responsible for the administration of the Company's ethics policy. Prior to his employment with the Company he was a partner with the law firm of Harter, Secrest & Emery, LLP in Syracuse from January 1998 to August 1998, having joined the firm as an Associate Attorney in 1995. Prior to that he was an Associate Attorney at Miller, Alfano & Raspanti, P.C. in Philadelphia from 1992 to 1995 as well as an adjunct professor of law at the University of Pennsylvania Law School from 1991 to 1995. Mr. Jonas holds an A.B. degree from Brown University and a J.D. from the University of Pennsylvania Law School.

      LUKE A. POMILIO (age 38) joined the Company as Controller in September 1995. In addition, in September 1999, Mr. Pomilio became a Vice President with responsibility for certain of the Company's manufacturing and research and development activities. Prior to his employment with the Company, Mr. Pomilio served for two years as Controller of Rome Cable Corporation, a wire and cable manufacturer. He was also employed as a certified public accountant for seven years with Price Waterhouse LLP where he served most recently as an audit manager. Mr. Pomilio graduated with a B.S. degree in Accounting and Law from Clarkson University.

      ROBERT D. SHALLISH, JR. (age 54) joined the Company as Chief Financial Officer and Vice President-Finance in December 1989 and has also served as an Assistant Secretary since March 1995. Prior to this he was employed as Controller of Genigraphics Corporation in Syracuse, New York since 1984. He was employed by Price Waterhouse LLP as a certified public accountant and senior manager from 1972 through 1984. Mr. Shallish graduated with a B.A. degree in Economics from Hamilton College and holds a Master's degree in Accounting from Syracuse University.

      EUGENE T. STARR (age 57) joined the company as President of CONMED Electrosurgery in July 2001. Prior to his employment with the Company, Mr. Starr served as President of TYCO Healthcare Group, Canada from October 1999 (when TYCO acquired U.S. Surgical Corporation) to January 2001. Before his position with TYCO, Mr. Starr spent 17 years with U.S. Surgical, the most recent being Vice President and General Manager of Auto Suture Co., U.S. Surgical's Canadian subsidiary. Mr. Starr holds a B.S. degree in Business Administration from the University of Charleston.

      JOHN J. STOTTS (age 46) joined the Company as Vice President-Marketing and Sales for Patient Care in July 1993 and became Vice President-Marketing in December 1996. In January 2000, Mr. Stotts became Vice President - Marketing and Sales for Patient Care Products, a position now referred to as Vice President - Patient Care. Prior to his employment with the Company, Mr. Stotts served as Director of Marketing and Sales for Medtronic Andover Medical, Inc. Mr. Stotts holds a B.A. degree in Business Administration from Ohio University.

      FRANK R. WILLIAMS (age 54) joined the Company in 1974 as Sales Manager and Director of Marketing and became Vice President-Marketing and Sales in June 1983. In September 1989, Mr. Williams was named Vice President-Business Development. In November 1995, he was named Vice President-Technology Assessment and in January 2000, was also named Vice President-Research and Development and Marketing for Minimally Invasive Surgical Products, a position now known as Vice President-Endoscopy. Mr. Williams graduated with a B.A. degree from Hartwick College in 1970 as a biology major and did his graduate study in Human Anatomy at the University of Rochester College of Medicine.

      GERALD G. WOODARD (age 55) joined the Company as President of Linvatec Corporation, a wholly-owned subsidiary of the Company, in May 2000. Prior to his employment with the Company, Mr. Woodard served as the President of Elekta Holdings, Inc. from March 1998 to May 2000. Prior to holding this position Mr. Woodard was the President of the Monitoring and Information Systems Division of Marquette Medical Systems from November 1995 to March 1998. Mr. Woodard holds a B.G.S. degree from Indiana University.

      The Company's Directors are elected at each annual meeting of shareholders and serve until the next annual meeting and until their successors are duly elected and qualified. Eugene R. Corasanti's employment is subject to an employment agreement which had been scheduled to expire on December 31, 2001, and was extended until December 31, 2006, as further described below. Joseph J. Corasanti's employment is subject to an employment agreement which expires on December 31, 2004. The Company's other officers are appointed by the Board of Directors and, except as set forth in the following section, hold office at the will of the Board of Directors.

      C.    COMPENSATORY ARRANGEMENTS AND RELATED TRANSACTIONS

      The Company has outstanding agreements with certain executive employees of the Company selected by the Board of Directors. These agreements provide that the individuals will not, in the event of the commencement of steps to effect a Change of Control (defined generally as an acquisition of 20% or more of the outstanding voting shares or a change in a majority of the Board of Directors), voluntarily leave the employ of the Company until a third person has terminated his or her efforts to effect a Change of Control or until a Change of Control has occurred.

      In the event of a termination of the individual's employment within two years and six months of a Change of Control, the executive is entitled to three years' compensation, including bonus, retirement benefits equal to the benefits he would have received had he completed three additional years of employment, continuation of all life, accident, health, savings, or other fringe benefits for three years, as well as any excise or other tax that may become due as a result of such Change of Control.

      The Board of Directors of the Company may terminate any such agreement upon three years prior written notice. The Board of Directors may also, at any time, terminate an agreement with respect to any executive employee who is affiliated with any group seeking or accomplishing a Change of Control. Messrs.
E. Corasanti, J. Corasanti, Abraham, Woodard and Starr are each a party to such an agreement, as are certain other officers of the Company and/or its subsidiaries.

      D.    MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

      The full Board of Directors met six times in person and voted by unanimous consent once during 2002. Each incumbent director attended or acted upon 100% of the total 2002 board meetings or unanimous consents and committee meetings or unanimous consents held or acted upon during periods that he was a member of the Board or such committees.

      The Company's Board of Directors has four standing committees: the Audit Committee, the Stock Option Committee, the Nominating and Corporate Governance Committee and the Compensation Committee.

      The Audit Committee presently consists of Messrs. Daniels, Matthews and Mandia. The Audit Committee is charged with evaluating accounting and control procedures and practices of the Company and reporting on such matters to the Board of Directors. The Audit Committee also serves as the direct liaison with the Company's independent public accountants and recommends the engagement or discharge of such auditors. The Audit Committee met four times during 2002. The current Audit Committee Charter is attached as an appendix to this proxy statement.

      The Stock Option Committee presently consists of Messrs. Daniels and Remmell and Dr. Schwartz. The Stock Option Committee administers the Company's employee stock option plans and has authority to grant options to officers and key employees, as designated by the Stock Option Committee, and to determine the terms of such options in accordance with the employee stock option plans. The Stock Option Committee did not meet in person and acted by unanimous written consent on resolutions seven times during 2002.

      The Compensation Committee presently consists of Messrs. Matthews, Daniels and Mandia. The Compensation Committee is charged with reviewing and establishing levels of salary, bonuses, benefits and other compensation for the Company's officers. The Compensation Committee met once during 2002.

      The Nominating and Corporate Governance Committee presently consists of Messrs. Daniels and Mandia and Dr. Schwartz. The Nominating and Corporate Governance committee is responsible for recommending individuals to the full Board of Directors for nominations as members of the Board of Directors, and for developing and recommending to the full Board of Directors a set of corporate governance principles. The Nominating and Corporate Governance Committee will consider, but is not obligated to accept, shareholder recommendations for individuals to be nominated provided that such recommendations are submitted in writing to the Company's General Counsel within the time frame for Shareholder Proposals for the Annual Meeting. The Nominating and Corporate Governance Committee was formed in 2002, and held only informal meetings during 2002.

      Each Director was paid $1,000 for each of the six meetings of the full Board of Directors personally attended and Messrs. Daniels, Matthews and Remmell and Dr. Schwartz, as non-employee directors, were paid $3,000 for each of the four fiscal quarters of service on the Board of Directors. Each member of the Audit Committee was paid $500 for each meeting of the Audit Committee attended, and each director is paid $500 for each committee on which he serves. In addition, under the Company's Stock Option Plan for Non-Employee Directors, each non-employee director (Messrs. Daniels, Matthews and Remmell and Dr. Schwartz in
1999), (Messrs. Daniels, Matthews, Remmell and Dr. Schwartz in 2001), (Messr. Daniels, Matthews, Remmell, Mandia and Dr. Schwartz in 2002) re-elected or continuing as a director, receives 4,500 options with an option price equal to the fair market value of the Company's Common Stock on the business day following each annual meeting of the shareholders. In addition, Mr. Mandia was granted an initial award of options relating to 4,500 shares of common stock upon being appointed to the Board of Directors.

      The Board of Directors has the following committees, with the membership of each committee as indicated:

 Board of Directors    Compensation Committee    Stock Option Committee       Audit Committee
 ------------------    ----------------------    ----------------------       ---------------


Eugene R. Corasanti,    William D. Matthews,       Robert E. Remmell,       Bruce F. Daniels,
Chairman                Chairman                   Chairman                 Chairman

Joseph J. Corasanti     Bruce F. Daniels           Bruce F. Daniels         William D. Matthews

Bruce F. Daniels        Stephen M. Mandia          Stuart J. Schwartz       Stephen M. Mandia

William D. Matthews

Robert E. Remmell

Stuart J. Schwartz

Stephen Mandia

   Nominating and
Corporate Governance
      Committee
      ---------

 Bruce F. Daniels,
 Chairman

 Stuart J. Schwartz

 Stephen M. Mandia



      D.    AUDIT COMMITTEE REPORT

      The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are "independent", as required by applicable listing standards of NASDAQ, in that no member of the Audit Committee has received any payments, other than compensation for Board services from the Company. Although not currently engaged professionally in the practice of auditing or accounting, the Audit Committee and Board of Directors have determined that Messrs. Daniels and Matthews qualify as "audit committee financial experts" within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 and the implementing regulations. The Audit Committee operates pursuant to a Charter that was last amended and restated by the Board of Directors on March 17, 2003. A copy of the amended and restated charter is attached to this proxy statement.

      Management is responsible for CONMED's internal controls, financial reporting process and compliance with laws and regulations. The independent accountants are responsible for performing an independent audit of CONMED's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes, as well as to attend to the matters set forth in the amended and restated charter.

      In this context, the Audit Committee has met and held discussions with management and with the independent auditors, including executive meetings without management present. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      CONMED's independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants their independence. In this regard, the Audit Committee has determined that the provision of non-audit services by the independent auditors is compatible with the auditor's independence in light of the nature and extent of permissible non-audit services provided to the Company.

      Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact "independent".

      Based upon the Audit Committee's review and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended that the Board of Directors include the Company's audited consolidated financial statements in CONMED's Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC.

Submitted by the Audit Committee,

Bruce Daniels (Chairman)
William Matthews
Stephen Mandia

      E.    ETHICS DISCLOSURE

      Although Section 406 of the Sarbanes-Oxley Act of 2002 is not yet in effect, the Company has adopted, as of March 31, 2003, an ethics program which applies to all employees, including senior financial officers and the principal executive officer. The ethics program is generally available through the Conmed Corporation web site, (www.Conmed.com) and is to be administered by the Company's General Counsel. The Program codifies standards reasonably necessary to deter wrongdoing and to promote honest and ethical conduct, avoidance of conflicts of interest, full, fair, accurate, timely and understandable disclosure, compliance with laws, prompt internal reporting of code violations and accountability for adherence to the code and permits anonymous reporting by employees to an independent third-party, which will alert the Chair of Audit Committee of Board of Directors if and when it receives any anonymous reports.

      F.    AUDIT FEES

      The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2002 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that year were $258,500.

      Financial Information Systems Design and Implementation Fees

      There were no fees billed by PricewaterhouseCoopers LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the year ended December 31, 2002.

All Other Fees

      The aggregate fees billed by PricewaterhouseCoopers LLP for services rendered to the Company, other than the services described above under "Audit Fees" for the year ended December 31, 2002 were $313,320, all of which related to tax returns and tax consulting matters.

      G.    COMPENSATION OF EXECUTIVE OFFICERS

      The following information relates to all plan and non-plan compensation awarded to, earned by, or paid to (i) Eugene R. Corasanti, the Chairman of the Board of Directors and Chief Executive Officer of the Company (the "CEO") and
(ii) the Company's four most highly compensated executive officers, other than the CEO, who were serving as executive officers of the Company at December 31, 2002 (the CEO and such officers, the "Named Executive Officers").

      The following information does not reflect any compensation awarded to or earned by the Named Executive Officers subsequent to December 31, 2002, except as may otherwise be indicated. Any compensation awarded to or earned by the Named Executive Officers during 2002 will be reported in the proxy statement for the Company's 2003 Annual Meeting of Shareholders, unless such compensation has been previously reported.

      Summary Compensation Table

      The following table sets forth for the Named Executive Officers for each of the last three fiscal years: (i) the name and principal position of the executive officer (column (a)); (ii) the year covered (column (b)); (iii) annual compensation (columns (c), (d) and (e)), including: (A) base salary earned during the year covered (column (c)); (B) bonus earned during the year covered (column (d)); and (C) other annual compensation not properly categorized as salary or bonus (column (e)); (iv) long-term compensation, including the sum of the number of stock options granted (column (f)); and all other compensation (column (g)).

                           Summary Compensation Table

-------------------------------------------------------------------------------------------------------------------
                                                                                     Long-Term            All
                                                                                    Compensation         Other
                                                 Annual Compensation                   Awards       Compensation(4)
-------------------------------------------------------------------------------------------------------------------
           (a)                 (b)          (c)           (d)          (f)              (e)               (g)
-------------------------------------------------------------------------------------------------------------------
                                                                                    Other Annual
          Name                Fiscal       Salary      Bonus(1)     Options(2)    Compensation(3)
   Principal Position          Year         ($)           ($)          (#)              ($)               ($)
-------------------------------------------------------------------------------------------------------------------
Eugene R. Corasanti,           2002       361,928            0       112,500          448,293            6,566
Chief Executive Officer,       2001       344,366       52,502       112,500          407,539            6,000
Chairman of the Board          2000       337,335            0       112,500          370,490               --
-------------------------------------------------------------------------------------------------------------------
Joseph J. Corasanti,           2002       222,590            0       112,500          121,000           13,046
President, Chief               2001       221,432       34,655       154,687          110,000            9,062
Operating Officer              2000       208,895            0       112,500          100,000               --
-------------------------------------------------------------------------------------------------------------------
William W. Abraham,            2002       192,137            0        10,000                            12,341
Senior Vice President          2001       184,185       27,986        15,000               --           10,820
                               2000       183,807            0        15,000               --               --
-------------------------------------------------------------------------------------------------------------------
Gerald G. Woodard,             2002       221,169            0        10,000                            12,700
President of Linvatec(5)       2001       209,153            0        15,000               --          114,441
                               2000       118,794            0        52,500               --               --
-------------------------------------------------------------------------------------------------------------------
Eugene T. Starr(6)             2002       205,156            0        10,000               --           10,300
President of CONMED            2001        90,000       30,518        52,500               --           32,450
Electrosurgery                 2000           N/A
-------------------------------------------------------------------------------------------------------------------

================================================================================

(1) Annual Compensation - Bonus includes cash bonuses in year earned even if paid after the fiscal year end.

(2) Options figures are adjusted to reflected 3-for-2 stock dividend as of September 7, 2001.

(3)   Amounts represent deferred compensation and accrued interest for Messrs.
      E. and J. Corasanti. See the discussion of the employment agreements for Messrs. E. and J. Corasanti, below.

(4) All Other Compensation consists of company contributions, if any, to employee 401(k) plan accounts on the same terms offered to all other employees, as well as certain other reimbursements (for example, for non-recurring relocation expense for Mr. Woodard) and other payments. Information for these amounts for 2000 is not reported separately as it is for 2002 and 2001.

(5)   Mr. Woodard was hired effective May 30, 2000.

(6)   Mr. Starr was hired effective July 9, 2001.

      Eugene R. Corasanti has a five-year employment agreement (the "CEO Employment Agreement") with the Company, which originally extended through December 31, 2001, and was extended through December 31, 2006. The CEO Employment Agreement provides for Mr. Corasanti to serve as chief executive officer of the Company for five years at an annual salary not less than $300,000, as determined by the Board of Directors. Mr. Corasanti also receives deferred compensation of $100,000 per year (which the Board increased to $200,000 for 2000 and subsequent years) with interest at 10% per annum, payable in 120 equal monthly installments upon his retirement or to his beneficiaries at death, and is entitled to participate in the Company's employee stock option plan and pension and other employee benefit plans and such bonus or other compensatory arrangements as may be determined by the Board of Directors. In the event that the Board of Directors should fail to re-elect Mr. Corasanti as chief executive officer or should terminate his employment for reasons other than just cause, Mr. Corasanti will become entitled to receive the greater of three years' base annual salary or the balance of his base annual salary plus the average of the bonuses, deferred compensation and incentive compensation awarded to Mr. Corasanti during the three years prior to such termination for the five-term employment term, and shall continue to receive other employment benefits, for the greater of three years or the balance of the CEO Employment Agreement's five-year term. In the event of Mr. Corasanti's death or disability, Mr. Corasanti or his estate or beneficiaries will be entitled to receive 100% of his base annual salary and other employment benefits (other than deferred compensation) for the balance of the CEO Employment Agreement's term. If, during the term of Mr. Corasanti's employment under the Employment Agreement and within two years after a Change in Control, his employment with the Company is terminated by the Company, other than for Cause or by him for Good Reason (as such capitalized terms are defined in the Employment Agreement), Mr. Corasanti will be entitled to receive (a) a lump sum payment equal to three times the sum of (i) his base salary on the date of such termination or his base salary in effect immediately prior to the Change in Control, whichever is higher, plus
(ii) the average of the bonuses, deferred compensation and incentive compensation awarded to Mr. Corasanti during the three years prior to such termination; (b) continued coverage under the benefit plans in which he participates for a period of two years from the date of such early termination;
(c) a lump sum payment equal to the aggregate amount credited to his deferred compensation account; and (d) awards for the calendar year of such termination under incentive plans maintained by the Company as though any performance or objective criteria used in determining such awards were satisfied. The Board of Directors determined that Mr. Corasanti's base salary would be $370,000 for 2002.

      Joseph J. Corasanti has a five-year employment agreement (the "COO Employment Agreement") with the Company, extending through December 31, 2004. The COO Employment Agreement provides for Mr. Corasanti to serve as chief operating officer of the Company for five years at an annual salary not less than $200,000, as determined by the Board of Directors. Mr. Corasanti also receives deferred compensation of $100,000 per year with interest at 10% per annum, payable in 120 equal monthly installments, at his option, upon his departure or retirement or to his beneficiaries at death, and is entitled to participate in the Company's employee stock option plan and pension and other employee benefit plans and such bonus or other compensatory arrangements as may be determined by the Board of Directors. In the event that the Board of Directors should fail to re-elect Mr. Corasanti as chief operating officer or should terminate his employment for reasons other than just cause, Mr. Corasanti will become entitled to receive the greater of three years' base annual salary or the balance of his base annual salary plus the average of the bonuses, deferred compensation and incentive compensation awarded to Mr. Corasanti during the three years prior to such termination for the five-term employment term, and shall continue to receive other employment benefits, for the greater of three years or the balance of the COO Employment Agreement's five-year term. In the event of Mr. Corasanti's death or disability, Mr. Corasanti or his estate or beneficiaries will be entitled to receive 100% of his base annual salary and other employment benefits (other than deferred compensation) for the balance of the COO Employment Agreement's term. If, during the term of Mr. Corasanti's employment under the COO Employment Agreement and within two years after a Change in Control, his employment with the Company is terminated by the Company, other than for Cause or by him for Good Reason (as such capitalized terms are defined in the Employment Agreement), Mr. Corasanti will be entitled to receive
(a) a lump sum payment equal to three times the sum of (i) his base salary on the date of such termination or his base salary in effect immediately prior to the Change in Control, whichever is higher, plus (ii) the average of the bonuses, deferred compensation and incentive compensation awarded to Mr. Corasanti during the three years prior to such termination; (b) continued coverage under the benefit plans in which he participates for a period of two years from the date of such early termination; (c) a lump sum payment equal to the aggregate amount credited to his deferred compensation account; and (d) awards for the calendar year of such termination under incentive plans maintained by the Company as though any performance or objective criteria used in determining such awards were satisfied. The Board of Directors determined that Mr. J. Corasanti's base salary would be $275,000 for 2002.

      The Company paid the premiums on three split-dollar life insurance policies for Eugene R. Corasanti through July 2002, at which time the Board of Directors and management elected to halt such payments in light of the enactment of the Sarbanes-Oxley Act of 2002, as further described below. In 2002, there were no premiums paid on these policies by the Company. In addition, there were no premiums paid by the Company for a split-dollar life insurance policy for Mr.
J. Corasanti in 2002. These matters are described below under "Board of Directors Interlocks and Insider Participation; Certain Relationships and Related Transactions."

      H.    STOCK OPTION PLANS

1999 Long-Term Incentive Stock Plan

      In May 1999, the shareholders approved the CONMED Corporation 1999 Long-Term Incentive Plan (the "1999 LTIP"). Under the 1999 LTIP, in the discretion of the Stock Option Committee of the Board of Directors (the "Committee"), options, performance shares and restricted stock may be granted to employees and/or consultants of the Company and its subsidiaries. The Committee presently consists of Messrs. Remmell, Daniels and Dr. Schwartz.

      Options may be granted which are (i) incentive stock options within the meaning of Internal Revenue Code Section 422, (ii) options other than incentive stock options (i.e., non-qualified options), (iii) performance shares, and (iv) restricted stock (collectively, the "awards"). A total of 2,500,000 shares of Common Stock (subject to adjustment for stock splits and other changes in the Company's capital structure) had been reserved against the issuance of awards to be granted under the 1999 LTIP. Shares reserved under an award which for any reason expires or is terminated, in whole or in part, shall again be available for the purposes of the 1999 LTIP. As of March 31, 2003, options relating to 1,984,127 shares of Common Stock have been granted and not terminated under the 1999 LTIP. As of March 31, 2003, 830,441 of the options are exercisable. As of March 31, 2003, options relating to 515,873 shares of Common Stock remain available to be granted.

The 1992 Plan

      In April 1992, the shareholders approved the CONMED Corporation 1992 Stock Option Plan (as amended and approved by the shareholders on May 21, 1996, the "1992 Plan"). Under the 1992 Plan, in the discretion of the Stock Option Committee of the Board of Directors, options may be granted to officers and key employees of the Company and its subsidiaries for the purchase of shares of Common Stock. The Stock Option Committee presently consists of Messrs. Remmell, Daniels and Dr. Schwartz.

      Options may be granted which are (i) incentive stock options within the meaning of Internal Revenue Code Section 422 or (ii) options other than incentive stock options (i.e., non-qualified options). A total of 3,000,000 shares of Common Stock (subject to adjustment for stock splits and other changes in the Company's capital structure) had been reserved against the exercise of options to be granted under the 1992 Plan. Shares reserved under an option which for any reason expires or is terminated, in whole or in part, shall again be available for the purposes of the 1992 Plan. No additional options are available to be granted under the 1992 Plan. Options relating to 3,000,000 shares of Common Stock have been granted and not terminated under the 1992 Plan, of which options relating to 1,352,317 shares of Common Stock are still exercisable.

The 1983 Plan

      In June 1983, the shareholders of the Company approved an employee stock option plan (the "1983 Plan"), which was subsequently amended and approved by the shareholders on June 30, 1987 and April 10, 1992. Options may be granted which are (i) incentive stock options within the meaning of Internal Revenue Code Section 422 or (ii) options other than incentive stock options (i.e., non-qualified options). Pursuant to the 1983 Plan, officers and key employees of the Company were eligible for grants of stock options at the fair market value of the Company's Common Stock on the date of grant, exercisable commencing one year after grant. The 1983 Plan is administered by the Stock Option Committee.

      No additional options may be granted under the 1983 Plan. Options relating to 1,508,813 shares of Common Stock were granted under the 1983 Plan, of which options for 9,355 shares of Common Stock are still exercisable.

Stock Option Plan for Non-Employee Directors

      In May 1995, the shareholders of the Company approved the Stock Option Plan For Non-Employee Directors of CONMED Corporation (the "Non-Employee Directors Plan"). All members of the Company's Board of Directors who are not current or former employees of the Company or any of its subsidiaries ("Non-Employee Directors") are eligible to participate in the Non-Employee Directors Plan. Under the Non-Employee Directors Plan, each Non-Employee Director elected, reelected or continuing as a director receives 4,500 options (which are non-qualified stock options under the Internal Revenue Code of 1986) with an option price equal to the fair market value of the Company's Common Stock on the business day following each annual meeting of the shareholders.

      A total of 212,500 shares of Common Stock (subject to adjustment for stock splits and other changes in the Company's capital structure) are reserved against the exercise of options to be granted and not terminated under the Non-Employee Directors Plan, of which options for 83,334 shares of Common Stock have been granted and options for 49,564 shares are still exercisable. Options relating to 129,166 shares of Common Stock remain available to be granted. Shares issuable under the Non-Employee Directors Plan may be authorized but unissued shares or treasury shares. Shares reserved under an option which for any reason expires or is terminated, in whole or in part, shall again be available for the purposes of the Non-Employee Directors Plan.

                           Plan Category       Number of Securities to        Weighted-Average          Number of Securities
                                                    be Issued Upon           Exercise Price of         Remaining Available for
                                                     Exercise of            Outstanding Options,        Future Issuance Under
                                                 Outstanding Options,       Warrants and Rights          Equity Compensation
                                                 Warrants and Rights                                      Plans (Excluding
                                                                                                     Securities Reflected in the
                                                                                                           Second Column)
Equity compensation    1999 Long-Term                  1,940,093                   18.19                       515,873
 plans approved by     Incentive Stock Plan
  security holders

                       1983 Stock Option                   9,355                    3.85                             0
                       Plan


                       1992 Stock Option Plan          1,352,317                   16.39                             0

                       Stock Option Plan                  72,064                   18.87                       129,166
                       for Non-Employee
                       Directors

Equity compensation    None                                  N/A                     N/A                           N/A
plans not approved by
  security holders

Option Grants Table

      The following table sets forth, with respect to grants of stock options made during 2002 to each of the Named Executive Officers: (i) the name of the executive officer (column (a)); (ii) the number of securities underlying options granted (column (b)); (iii) the percent the grant represents of the total options granted to all employees during 2002; (iv) the per share exercise price of the options granted (column (d)); (v) the expiration date of the options (column (e)); and (vi) the potential realizable value of each grant, assuming the market price of the Common Stock appreciates in value from the date of grant to the end of the option term at a rate of (A) 5% per annum (column (f)) and (B) 10% per annum (column (g)).

                              Option Grants in 2002

                                                                                                     Potential Realizable Value at
                                                                                                         Assumed Annual Rates of
                                                                                                      Stock Price Appreciation for
                                       Individual Grants                                                       Option Term
---------------------------------------------------------------------------------------------        -----------------------------
       (a)                          (b)            (c)             (d)              (e)                   (f)             (g)
                                 Number of
                                Securities      % of Total
                                Underlying       Options
                                  Options       Granted to     Exercise or
                                  Granted       Employees      Base Price
       Name                         (#)          in 2002         ($/Sh)       Expiration Date            5%($)           10%($)
-------------------             ----------      ----------     -----------    ---------------          ---------       ---------
Eugene R. Corasanti               75,000          10.11           20.06          02/25/2012              946,172       2,397,786
                                 112,500          15.16           25.89          05/14/2012            1,831,734       4,641,974

Joseph J. Corasanti              112,500          15.16           25.89          05/14/2012            1,831,734       4,641,974

William W. Abraham                10,000           1.35           25.89          05/14/2012              162,821         412,620

Gerald Woodard                    10,000           1.35           25.89          05/14/2012              162,821         412,620

Eugene T. Starr                   10,000           1.35           25.89          05/14/2012              162,821         412,620

Aggregated Option Exercises and Year-End Option Value Table

      The following table sets forth, with respect to each exercise of stock options during 2002 by each of the Named Executive Officers and the year-end value of unexercised options on an aggregated basis: (i) the name of the executive officer (column (a)); (ii) the number of shares received upon exercise, or, if no shares were received, the number of securities with respect to which the options were exercised (column (b)); (iii) the aggregate dollar value realized upon exercise (column (c)); (iv) the total number of securities underlying unexercised options held at December 31, 2002, separately identifying the exercisable and unexercisable options (column (d)); and (v) the aggregate dollar value of in-the-money, unexercised options held at December 31, 2002, separately identifying the exercisable and unexercisable options (column (e)). The Company's stock option plans do not provide for stock appreciation rights.

                     Aggregated Option Exercises in 2002 and
                         December 31, 2002 Option Values

       (a)                     (b)               (c)                        (d)                                 (e)
                                                               Name of Securities Underlying       Value of Unexercised In-the-
                                                                   Unexercised Options at        Money Options at 12/31/02 ($)(1)
                                                                        12/31/02 (#)             ---------------------------------
                              Shares                           -----------------------------
                           Acquired on          Value
       Name                Exercise (#)      Realized ($)      Exercisable     Unexercisable      Exercisable      Unexercisable
-------------------        ------------      ------------      -----------     -------------      -----------      -------------
Eugene R. Corasanti          343,927          4,276,251          571,863          112,500          1,930,181          483,310

Joseph J. Corasanti                0                  0          336,975          247,526          1,600,069          565,195

William W. Abraham                 0                  0          131,201           10,000            653,974                0

Gerald Woodard                     0                  0           24,002           53,512            108,880          203,647

Eugene T. Starr                    0                  0           10,500           52,002                  0                0

================================================================================
(1) Assumes $19.59 per share fair market value on December 31, 2002 which was the closing price on December 31, 2002, the last day of trading on NASDAQ in 2002.

      I.    PENSION PLANS

      The Company maintains a broadly based defined benefit pension plan (the "Pension Plan") for all employees. The Pension Plan entitles a participant to a normal monthly retirement benefit equal to 1 1/2% of the participant's average monthly earnings over the period of employment times years of service. The deferred compensation for Messrs. E. and J. Corasanti is not included in the calculation of retirement benefits. Benefits are fully vested after five years of service, starting from date of hire. Upon reaching normal retirement age, generally age 65 with five years of credited service, participants are entitled to receive vested benefits under the Pension Plan either in the form of a lump sum payment or a monthly retirement benefit.

      The Pension Plan represents a "fresh start" as of January 1, 1989, replacing the three pension plans formerly in place. The three former plans have been merged into the Pension Plan, which is the former broadly based plan with the benefit formula increased from 1/2% of pay to 1 1/2% of pay. Benefits accrued by participants under the former plans became fully vested as of December 31, 1988 and are paid, when due, from this "fresh start" Pension Plan. Benefits accrued under the former plans are payable from the Pension Plan in addition to the benefits to be received under the Pension Plan.

      As of December 31, 2002, Messrs. E. Corasanti, J. Corasanti and Abraham had seven, ten and six years of credited service, respectively in the Conmed Pension Plan. Messrs. Woodard and Starr had three and two years of credited service in the Linvatec and CONMED Electrosurgery Pension Plans respectively. The first table presents information concerning the annual pension payable under the Pension Plan based upon various assumed levels of annual compensation and years of service.

                               CONMED Pension Plan

                                Years of Service

  Average
    Pay                     15          20          25          30          35
-----------              -------     -------     -------     -------     -------
$125,000                 $28,125     $37,500     $46,875     $56,250     $65,625
$150,000                  33,750      45,000      56,250      67,500      78,750
$175,000(1)               36,000      48,000      60,000      72,000      84,000
$200,000(1)               36,000      48,000      60,000      72,000      84,000
$225,000(1)               36,000      48,000      60,000      72,000      84,000
$250,000(1)               36,000      48,000      60,000      72,000      84,000
$300,000(1)               36,000      48,000      60,000      72,000      84,000
$400,000(1)               36,000      48,000      60,000      72,000      84,000
$450,000(1)               36,000      48,000      60,000      72,000      84,000
$500,000(1)               36,000      48,000      60,000      72,000      84,000

(1) 2002 statutory limits are $160,000 and straight life annuity benefit payable at age 65 and $200,000 annual compensation taken into account in determining average pay.

                              Linvatec Pension Plan

                                             Years of Service
  Average                -------------------------------------------------------
    Pay                     15          20          25          30          35
-----------              -------     -------     -------     -------     -------
$125,000                 $33,924     $45,232     $56,540     $67,848     $79,156
$150,000                  41,424      55,232      69,040      82,848      96,656
$175,000(1)               44,424      59,232      74,040      88,848     103,656
$200,000(1)               44,424      59,232      74,040      88,848     103,656
$225,000(1)               44,424      59,232      74,040      88,848     103,656
$250,000(1)               44,424      59,232      74,040      88,848     103,656
$300,000(1)               44,424      59,232      74,040      88,848     103,656
$400,000(1)               44,424      59,232      74,040      88,848     103,656
$450,000(1)               44,424      59,232      74,040      88,848     103,656
$500,000(1)               44,424      59,232      74,040      88,848     103,656

================================================================================

     (1) 2002 statutory limits are $130,000 for straight life annuity benefit payable at age 65 and $160,000 annual compensation taken into account in determining average pay.

                       CONMED Electrosurgery Pension Plan

                                Years of Service

  Average
    Pay                     15          20          25          30          35
-----------              -------     -------     -------     -------     -------
$125,000                 $33,045     $44,060     $55,075     $66,090     $77,105
$150,000                  40,545      54,060      67,575      81,090      94,605
$175,000                  48,045      64,060      80,075      96,090     112,105
$200,000(1)               55,545      74,060      92,575     111,090     129,605
$225,000(1)               55,545      74,060      92,575     111,090     129,605
$250,000(1)               55,545      74,060      92,575     111,090     129,605
$300,000(1)               55,545      74,060      92,575     111,090     129,605
$400,000(1)               55,545      74,060      92,575     111,090     129,605
$450,000(1)               55,545      74,060      92,575     111,090     129,605
$500,000(1)               55,545      74,060      92,575     111,090     129,605


     (1) 2002 statutory limits are $160,000 as a straight life annuity payment at age 65 and $2000,000 annual compensation taken into account in determining average pay.

      J.    COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Company's Board of Directors, pursuant to the terms of the CEO and COO Employment Agreements, establishes the annual salary of Eugene R. Corasanti and Joseph J. Corasanti. The Compensation Committee establishes the compensation plans and specific compensation levels for the Company's other executive and senior officers. The Stock Option Committee administers the Company's stock option plans. The Compensation Committee is presently composed of Messrs. Matthews, Daniels and Mandia. The Stock Option Committee is presently composed of Messrs. Remmell and Daniels and Dr. Schwartz.

      The Board of Directors believes that the compensation of Eugene R. Corasanti, the Company's Chairman and Chief Executive Officer, should be heavily influenced by company performance, long-term growth and strategic positioning. Therefore, although there is necessarily some subjectivity in setting the CEO's salary, major elements of the compensation package are directly tied to company performance, long-term growth and strategic positioning. This philosophy is reflected in Mr. Corasanti's current five-year employment contract, which provides for a base annual salary of $300,000 and permits the Board of Directors, in its discretion, to establish a higher salary for him. As set forth below, the current annualized base salary for Mr. E. Corasanti is $370,000.

      The Board of Directors believes that the compensation of Joseph J. Corasanti, the President and Chief Operating Officer ("COO"), should also be heavily influenced by company performance, long-term growth and strategic positioning. This philosophy is reflected in the employment contract for the COO which is generally similar to the contract provided to the CEO, and which provides for a base annual salary of $200,000 and permits the Board of Directors to determine a higher salary for the COO in its discretion. As set forth below, the current base salary for Mr. J. Corasanti is $275,000.

      In 2000, the Company continued to integrate its completed acquisitions, again recording record revenues of $392.2 million. The Company acquired certain minimally invasive surgery products from Imagyn Medical Technologies, Inc. for a cash purchase price of $6.0 million, subject to additional contingent consideration of up to $2.0 million. During part of this period, Mr. E. Corasanti managed the operations of Linvatec until a new President was appointed for Linvatec, and Mr. J. Corasanti assumed the responsibilities as President and COO. During this period, the Company also undertook efforts to improve its distribution channels in all product areas and intensified efforts to produce internal growth through the development and introduction of new products. For 2000, excluding certain one-time charges, the Company had net income of $20.3 million, or $1.31 per diluted share, or $0.87 per share when adjusted to account for the September 2001 stock dividend. In light of these factors, the Board of Directors awarded Mr. E. Corasanti 2001 base salary compensation of $350,000 and awarded Mr. J. Corasanti 2001 base salary compensation of $225,000.

      In addition, the Board of Directors awarded Mr. E. Corasanti an increase in deferred compensation to $200,000 for 2000 and subsequent years and awarded Mr. J. Corasanti deferred compensation of $100,000 in 2000, 2001 and 2002 under the terms of his employment agreement.

      In 2001, the Company continued to focus on internal growth through the introduction of new products, even as it continued to integrate the Imagyn acquisition from the fall of 2000. In addition, the Company completed a second Imagyn acquisition that prompted the creation of an Endoscopy product line with a dedicated sales force. In addition, the Company acquired real estate which was significant to the operations of its orthopedic subsidiary, and secured less expensive financing through a $50.0 million accounts receivable securitization. With the trend of increasing revenues and earnings for 2001, the

Board of Directors approved an increase in base compensation for Mr. E. Corasanti to $350,000. In addition, the Board of Directors, with Messrs. E. Corasanti and J. Corasanti abstaining, voted to approve a five-year extension to the employment agreement of Mr. E. Corasanti together with a grant of options relating to 75,000 shares of common stock. In light of the Company's performance during 2001, a bonus of $52,502 was awarded to Mr. E. Corasanti and a bonus of $34,655 was awarded to Mr. J. Corasanti.

      In 2002, the Company continued to focus on internal growth, through the introduction of a number of new products and improved distribution. In addition, the Company completed a number of strategic acquisitions and continued to integrate completed acquisitions. While the Company experienced record revenues and earnings, the results recognized at the end of the year were nonetheless lower than expected. In light of the continued trend toward increasing revenues and earnings, as well as the improvements to the Company's balance sheet, the Board of Directors, with Messrs. E. Corasanti and J. Corasanti abstaining, approved an increase in base compensation for Mr. E. Corasanti to $350,000, and approved an increase in base compensation for Mr. J. Corasanti to $275,000. In light of the year-end results proving to be lower than expected, no bonuses were paid to Messrs. E .Corasanti and J. Corasanti. Likewise, no officers were awarded any bonus in light of the final year-end performance.

      The Compensation Committee has adopted similar policies with respect to compensation of the other executive officers of the Company. The Company's performance, long-term growth and strategic positioning and the individual's past performance and future potential are considered in establishing the base salaries of executive officers. The policy regarding other elements of the compensation package for executive officers is similar to the CEO's in that the package is tied to achievement of performance targets. In light of the Company's performance during 2002, Mr. E. Corasanti was granted options relating to 112,500 shares, and Mr. J. Corasanti was granted options relating to 112,500 shares. In 2002, the Compensation Committee also granted options to certain other executive officers.

      Stock options are granted to the Company's executive officers primarily based on the executive's ability to influence the Company's long-term growth and profitability. The number of options granted is determined by using the same subjective criteria. All options are granted at the current market price. Since the value of an option bears a direct relationship to the Company's stock price, it is an effective incentive for managers to create value for shareholders. The Committee therefore views stock options as an important component of its long-term, performance-based compensation philosophy.

      The Board of Directors has not yet adopted a policy with respect to qualification of executive compensation in excess of $1 million per individual for deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. The Board of Directors does not anticipate that the compensation of any executive officer during 2003 will exceed the limits for deductibility. In determining a policy for future periods, the Board of Directors would expect to consider all relevant factors, including the Company's tax position and the materiality of the amounts likely to be involved.

      K. BOARD OF DIRECTORS INTERLOCKS AND INSIDER PARTICIPATION; CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Company's Board of Directors, which is presently composed of Eugene R. Corasanti, Joseph J. Corasanti, Bruce F. Daniels, William D. Matthews, Robert E. Remmell, Stuart J. Schwartz, and Stephen Mandia establishes the compensation plans and specific compensation levels for Eugene R. Corasanti directly (with Messrs. E. Corasanti and J. Corasanti abstaining) and for other executive officers through the Compensation Committee, and administers the Company's stock option plans through the Stock Option Committee. As disclosed above, Eugene R. Corasanti, the Chairman of the Board of Directors, is the Chief Executive Officer of the Company and also serves as an officer of the Company's subsidiaries. Joseph J. Corasanti, a director of the Company, is the President and Chief Operating Officer of the Company, and also serves as an officer of several of the Company's subsidiaries and is the son of Eugene R. Corasanti.

      Robert E. Remmell had served as the Assistant Secretary of the Company, and as an officer of several of the Company's subsidiaries, until March 1, 2000, when he resigned from those positions. Mr. Remmell is a partner in the law firm of Steates, Remmell, Steates and Dziekan, which has served as counsel to the Company. The Company made payments to the firm of $5,826 in 2002.

      During 2002, the Company made aggregate payments of $121,444 to with George A. Nole & Son, Inc., a construction company, in connection with certain renovations being made to one of the Company's Central New York facilities. The sole shareholder of George A. Nole & Son, Inc., a New York corporation, is Angelo Nole, who is the brother-in-law of Eugene R. Corasanti. The sub-contractors were awarded contracts following a competitive bidding process which was conducted through an architectural firm.

      During 2002, the Company made aggregate payments of $3,917 to Cohen & Cohen, a Utica, New York law firm partnership consisting of Daniel Cohen and Richard Cohen, the father-in-law and brother-in-law, respectively, of Joseph J. Corasanti. These payments related to fees associated with representation of the Company in connection with certain litigation matters in Utica, New York.

      Through December 31, 2001, the Company had all premiums on three split-dollar life insurance policies with face amounts totaling $3,175,000 for the benefit of Eugene R. Corasanti. The Company did not pay or accrue premiums in the fiscal year ended December 31, 2002. Premiums paid by the Company in prior years are treated by the Company as a loan to Mr. Eugene Corasanti, and at December 31, 2002, the aggregate amount due the Company from Mr. E. Corasanti related to these split-dollar life insurance policies is $637,200. This amount (and loans, if any, for future premiums) will be repaid to the Company on Mr.
E. Corasanti's death and the balance of the policy will be paid to Mr. E. Corasanti's estate or beneficiaries.

      The Company likewise paid certain premiums associated with a split-dollar life insurance policy totaling $1,000,000 for the benefit of Joseph J. Corasanti. The Company did not pay or accrue premiums in the fiscal year ended December 31, 2002. Premiums paid by the Company in prior years are treated by the Company as a loan to Mr. J. Corasanti, and at December 31, 2002, the aggregate amount due the Company from Mr. J. Corasanti related to these split-dollar life insurance policies is $11,900. This amount (and loans, if any, for future premiums) will be repaid to the Company on Mr. J. Corasanti's death and the balance of the policy will be paid to Mr. J. Corasanti's estate or beneficiaries.

      In connection with the enactment of the Sarbanes-Oxley Act of 2002 (the "Act") and the general prohibition against loans to officers, subject to an exception for certain pre-existing loan arrangements, the Board of Directors and management opted, as of October 2002, to stop making the premium payments which previously had been accounted for as loans pending further clarification of the regulations and interpretation of the Act. The policies for which the Company had previously been funding premium payments have cash balances sufficient to permit the payment of premiums. The Board of Directors and management may, however, elect to resume such payments if management and the Board of Directors conclude that the obligation to make such payments was maintained by the Company on the date of the enactment of the Act and was not materially modified pursuant to Section 402 of the Act and the implementing regulations, or if such payments are otherwise permitted.

      L.    INSURANCE FOR DIRECTORS AND OFFICERS

      The Company has entered into directors and officers insurance policies with National Union Fire Insurance Company of Pittsburgh, PA covering the period from January 31, 2003 through January 31, 2004 at a total cost of $450,000, which covers directors and officers of the Company and its subsidiaries.

      M.    PERFORMANCE GRAPH

      The graph below compares the yearly percentage change in the Company's Common Stock with the cumulative total return of the Center for Research for Stock Performance ("CRSP") Total Return Index for the NASDAQ Stock Market and the cumulative total return of the Standard & Poor's Medical Products and Supplies Industry Group Index. In each case, the cumulative total return assumes reinvestment of dividends into the same class of equity securities at the frequency with which dividends are paid on such securities during the applicable fiscal year.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                            AMONG CONMED CORPORATION,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                    AND THE S & P HEALTH CARE EQUIPMENT INDEX

    [LETTERHEAD OF CONMED CORPORATION GRAPH OMITTED CUMMULATIVE TOTAL RETURN
                              POINTS PLOTTED BELOW]




CONMED CORPORTION               100.00     125.71      98.57      65.24     114.05     111.94
NASDAQ STOCK MARKET (U.S.)      100.00     140.99     261.48     157.42     124.89      86.33
S & P HEALTH CARE EQUIPMENT     100.00     141.59     130.52     191.60     181.88     158.86



      N.    ANNUAL REPORT

      The annual report for the fiscal year ended December 31, 2002, including financial statements, is being furnished with this proxy statement to shareholders of record on March 31, 2003. The annual report does not constitute a part of the proxy soliciting material and is not deemed "filed" with the SEC.

                       III. SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of, by each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director and nominee director, by each of the Named Executive Officers (as defined above) and by all directors and executive officers as a group.

                                                Amount and Nature
                                                  of Beneficial       Percent of
          Name of Beneficial Owner                  Ownership            Class
-------------------------------------------     -----------------     ----------
William W. Abraham(1)                                 277,907                *
Eugene R. Corasanti(2)                              1,096,151             3.79
Joseph J. Corasanti(3)                                585,373             2.02
Bruce F. Daniels(4)                                    21,393                *
William D. Matthews(5)                                 30,764                *
Robert E. Remmell(5)                                   16,447                *
Stuart J. Schwartz(6)                                  17,889                *
Stephen M. Mandia                                       3,750                *
Eugene T. Starr                                        16,073                *
Gerald Woodard (7)                                     29,004                *
Directors and executive officers as a group         2,531,057             8.76
(16 persons)(1)(2)(3)(4)(5)(6)(7)(8)

Wellington Management Company, LLP (9)              3,897,450            13.48
75 State Street
Boston, Massachusetts 02109

AXA Financial, Inc. (and related entities)(10)      1,519,425             5.26
1290 Avenue of the Americas
New York, New York 10104

Barclay's Global Investors, N.A. (11)               1,937,179             6.70
45 Fremont Street
San Francisco, California 94105

================================================================================
      o Unless otherwise set forth above, the address of each of the above listed shareholders is c/o CONMED Corporation, 525 French Road, Utica, New York 13502.

      *     Less than 1%.

(1)   Includes 10,000 shares subject to options, exercisable within 60 days.

(2) Includes 112,500 shares subject to options, exercisable within 60 days. Also includes 63,787 shares owned beneficially by the wife of Eugene R. Corasanti. Eugene R. Corasanti disclaims beneficial ownership of these shares.

(3) Includes 136,505 shares subject to options, exercisable within 60 days. Joseph J. Corasanti is the son of Eugene R. Corasanti.

(4) Includes 4,500 shares subject to options, exercisable within 60 days. Also includes 3,375 shares owned beneficially by the wife of Bruce F. Daniels. Mr. Daniels disclaims beneficial ownership of these shares.

(5)   Includes 4,500 shares subject to options, exercisable within 60 days.

(6) Includes 4,500 shares subject to options, exercisable within 60 days. Also includes 850 shares owned beneficially by the wife of Stuart J. Schwartz. Dr. Schwartz disclaims beneficial ownership of these shares.

(7)   Includes 5,002 shares subject to options, exercisable within 60 days.

(8) Includes shares subject to options, exercisable within 60 days, held by William W. Abraham, Eugene R. Corasanti, Joseph J. Corasanti, Bruce F. Daniels, William D. Matthews, Robert E. Remmell, Stuart J. Schwartz , Gerald Woodard and Eugene T. Starr, directors and executive officers of the Company. Such 277,507 shares are equal to approximately .96% of the Common Stock outstanding. As of March 31, 2003, the Company's directors and executive officers as a group (16 persons) are the beneficial owners of 2,531,057 shares, which is approximately 8.76% of the Common Stock outstanding.

(9) An amendment to a Schedule 13G filed with the SEC by Wellington Management Company, LLP on February 12, 2003 indicates that Wellington Management Company, LLP may be deemed to beneficially own 3,897,450 shares of Common Stock that are held of record by its clients by virtue of having shared voting power over 2,968,500 shares and shared dispositive power over 3,897,450 shares in its capacity as an investment adviser.

(10) A Schedule 13G filed with the SEC by AXA Assurances I.A.R.D. Mutuelle; AXA Assurances Vie Mutuelle; AXA Conseil Vie Assurance Mutuelle; AXA Courtage Assurance Mutuelle, as a group, AXA and AXA Financial, Inc. on February 12, 2003 indicates that such entities beneficially own 1,519,425 shares of Common Stock by virtue of having sole dispositive power over 880,075 shares acquired solely for investment purposes by AXA Rosenberg Investment Management LLC and shared dispositive power over 639,350 shares acquired solely for investment purposes by Alliance Capital Management L.P. on behalf of client discretionary investment advisory accounts. The group also reports having sole voting power with respect to 1,223,250 shares and shared voting power with respect to 9,350 shares.

(11) A Schedule 13G filed with the SEC by Barclays Global Investors, N.A. on February 12, 2003 indicates that Barclays Global Investors, N.A. and Barclays Global Fund Advisors beneficially own 1,937,179 shares of Common Stock by virtue of having sole voting power over 1,937,179 shares of Common Stock and sole dispositive power over 1,937,179 shares of Common Stock in their roles as investment advisors for certain funds.


            On March 31, 2003, there were 1,163 shareholders of record of the Company's Common Stock.

      SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Pursuant to regulations promulgated by the Securities and Exchange Commission, the Company is required to identify, based solely on a review of reports filed under Section 16(a) of the Securities Exchange Act of 1934, and furnished to the Company pursuant to Rule 16a-3(c) thereunder, each person who, at any time during its fiscal year ended December 31, 2002, was a director, officer or beneficial owner of more than 10% of the Company's Common Stock that failed to file on a timely basis any such reports. Based on such reports, the Company is not aware of any such failure to file on a timely basis any such reports by any such person that has not previously been disclosed, except with respect to Thomas M. Acey, who filed a Form 5 approximately ten days after it was due. The Company recognized in the fall of 2002 that previous filings for directors and officers required to report under Section 16 had failed to note the issuance of stock options. The failure to report such awards was retrospectively corrected in Form 4 and/or Form 5 filings, and all previous awards had been disclosed in filings submitted by the end of February 2003.

                                     ANNEX A



                               CONMED CORPORATION

                             AUDIT COMMITTEE CHARTER

                    Amended and Restated as of March 17, 2003


I.             Composition of the Audit Committee:  The Audit Committee shall be
               ----------------------------------
          comprised of at least three directors. Each such director (i) shall be "independent" under the rules of the Nasdaq Stock Market, Inc. and the provisions of the Sarbanes-Oxley Act of 2002 (the "2002 Act"), and
          (ii) should not accept and should not permit any member of such director's immediate family to accept (during such director's service on the Audit Committee and during the five years preceding such director's service on the Audit Committee) any consulting, advisory or other compensatory fee from the issuer other than in his or her capacity as a member of the Board or any committee of the Board, and
          (iii) is not an affiliate of the Company (other than by virtue of serving on the Company's Board of Directors) and does not own or control such amount of the Company's voting securities as may be established by the Securities and Exchange Commission (the "SEC") for purposes of being deemed to be an affiliate. All members of the Audit Committee must be able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement, and the Audit Committee shall have at least one member who is an "audit committee financial expert", as defined by the SEC for purposes of the 2002 Act.

          No director may serve as a member of the Audit Committee if such director serves on the audit committee of more than two other public companies unless the Board of Directors determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee, and discloses this determination in the Company's annual proxy statement. No member of the Audit Committee may receive (or shall have received during the preceding five years) any compensation from the Company other than (i) director's fees, which may be received in cash, stock options or other in-kind consideration ordinarily available to directors; (ii) a pension or other deferred compensation for prior service that is not contingent on future service; and (iii) any other regular benefits that other directors receive. In addition, no member of the immediate family of a member of the Audit Committee may receive any compensation from the Company.

          Members shall be appointed by the Board based on nominations by the Corporate Governance and Nominating Committee, and shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

          The Audit Committee shall designate one member of the Audit Committee as its chairperson. In the event of a tie vote on any issue, the chairperson's vote shall decide the issue.

II.            Purposes of the Audit  Committee:  The purposes of the Audit
               ---------------------------------
          Committee are to assist the Board of Directors:

          1.   in  its  oversight  of the  Company's  accounting  and  financial
               reporting   principles  and  policies  and  internal   accounting
               controls and procedures;

          2. in its oversight of the Company's financial statements and the independent audit thereof;

          3. in nominating the outside auditors to be proposed for shareholder approval in any proxy statement, evaluating and, where deemed appropriate, replacing the outside auditors;

          4.   in evaluating the independence of the outside auditors;

          5. by pre-approving all services permitted by the 2002 Act to be performed by the independent auditors;

          6.   by pre-approving all related party transactions;

          7. by receiving and reviewing any reports concerning internal controls and/or disclosure controls;

          8. by establishing procedures for (a) the receipt, retention and treatment of complaints by the Company regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; and

          9. by receiving and reviewing any reports required by or otherwise contemplated by the 2002 Act and, as appropriate, responding to such reports.

               The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements. Management and the internal accounting and financial departments are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for planning and carrying out a proper audit and reviews, including reviews of the Company's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing including in respect of auditor independence, although at least one member of the Audit Committee must be an "audit committee financial expert" as defined by the SEC for purposes of the 2002 Act. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member, to the extent that he or she, in the exercise of business judgment, determines such reliance to be appropriate, of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company that it receives information from, (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors), and (iii) representations made by management as to any information technology, internal audit and any non-audit services provided by the auditors to the Company.

               The outside auditors for the Company are ultimately accountable to the Board of Directors (as assisted by the Audit Committee). The Board of Directors, with the assistance of the Audit Committee, has the ultimate authority and responsibility to nominate and evaluate the outside auditors to be proposed for shareholder approval in the proxy statement, and, where appropriate, to replace such auditors.

               The outside auditors shall submit to the Company annually a formal written statement delineating all relationships between the outside auditors and the Company ("Statement as to Independence"), addressing each non-audit service provided to the Company and the matters set forth in Independence Standards Board No. 1.

               The outside auditors shall submit to the Company annually a formal written statement of fees billed for each of the following categories of services rendered by the outside auditors: (i) the audit of the Company's annual financial statements for the most recent fiscal year and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q or Annual Report on Form 10-K for that fiscal year; and (ii) all other permissible services rendered by the outside auditors for the most recent fiscal year, in the aggregate and by each service.

III.           Meetings of the Audit  Committee:  The Audit Committee shall meet
               --------------------------------
          periodically, as circumstances dictate, to discuss with management the annual audited financial statements and quarterly financial statements. The Audit Committee shall also meet separately at least annually with management, the officers of the Company responsible for internal accounting and financial controls and the outside auditors to discuss any matters that the Audit Committee or any of these persons or firms believe should be discussed privately. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or outside auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. Members of the Audit Committee may participate in a meeting of the Audit Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

IV.            Duties  and  Powers  of the  Audit  Committee:  To carry  out its
               ----------------------------------------------
          purposes, the Audit Committee shall have the following duties and powers:

               1. with respect to the outside auditor,

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               (i)  to provide  advice to the Board of Directors in  nominating, selecting, evaluating or replacing outside auditors;

               (ii) to review the fees charged by the outside auditors for audit and non-audit services;

               (iii)to ensure  that the  outside  auditors  prepare  and deliver annually a Statement as to Independence (it being understood that the outside auditors are responsible for the accuracy and completeness of this Statement), to discuss with the outside auditors any relationships or services disclosed in this Statement that may impact the objectivity and independence of the Company's outside auditors and to recommend that the Board of Directors take appropriate action in response to this Statement to satisfy itself of the outside auditors' independence;

               (iv) to  consider  whether  the outside  auditors'  provision  of
                    non-audit   services  to  the  Company  is  compatible  with
                    maintaining the independence of the outside auditors; and

               (v) to instruct the outside auditors that the outside auditors are ultimately accountable to the Board of Directors and Audit Committee;

          2. with respect to the internal officer or officers of the Company responsible for internal accounting and financial controls,

               (i) to review the appointment and replacement of the officer or officers of the Company responsible for internal accounting and financial controls; and

               (ii) to  advise  that he or she  is,  or they  are,  expected  to provide to the Audit Committee summaries of and, as appropriate, the significant reports to management prepared by any internal or other auditor and management's responses thereto;

          3. with respect to financial reporting principles and policies and internal accounting and financial controls and procedures,

               (i) to advise management, officers responsible for internal accounting and financial controls, and the outside auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues and practices;

               (ii) to consider any reports or communications  (and management's and any other internal responses thereto) submitted to the Audit Committee by the outside auditors required by or referred to in SAS 61 (as codified by AU Section 380), as may be modified or supplemented, including reports and communications related to:

                    o deficiencies noted in the audit in the design or operation of internal controls;

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                    o    consideration of fraud in a financial statement audit;

                    o    detection of illegal acts;

                    o the outside auditor's responsibility under generally accepted auditing standards;

                    o    significant accounting policies;

                    o    management judgments and accounting estimates;

                    o    adjustments arising from the audit;

                    o the responsibility of the outside auditor for other information in documents containing audited financial statements;

                    o    disagreements with management;

                    o    consultation by management with other accountants;

                    o    major  issues   discussed  with  management   prior  to
                         retention of the outside auditor;

                    o difficulties encountered with management in performing the audit;

                    o the outside auditor's judgments about the quality of the entity's accounting principles; and

                    o reviews of interim financial information conducted by the outside auditor;

               (iii) to meet with management, the officer or officers of the Company responsible for internal accounting and financial controls and/or the outside auditors:

                    o    to discuss the scope of the annual audit;

                    o    to discuss the audited financial statements;

                    o to discuss any significant matters arising from any audit or report or communication referred to in items 2(ii) or 3(ii) above, whether raised by management, the officer or officers of the Company responsible for internal accounting and financial controls, or the outside auditors, relating to the Company's financial statements;

                    o to review the form of opinion the outside auditors propose to render to the Board of Directors and shareholders; o to discuss significant changes to the

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

                         Company's financial and accounting principles, policies, controls, procedures and practices proposed or contemplated by the outside auditors, the officer or officers of the Company responsible for internal accounting and financial controls or management; and

                    o to inquire about significant risks and exposures, if any, and the steps taken to monitor and minimize such risks;

               (iv) to obtain from the outside auditors assurance that the audit was conducted in a manner consistent with the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements required under the Securities Exchange Act of 1934; and

               (v) to discuss with the Company's General Counsel any significant legal matters that may have a material effect on the financial statements, the Company's compliance policies, including material notices to or inquiries received from governmental agencies; and

          4.   with respect to reporting and recommendations,

               (i) to prepare any report or other disclosures, including any recommendation of the Audit Committee, required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement;

               (ii) to review this Charter at least  annually and  recommend any changes to the full Board of Directors; and

               (iii)to report its  activities  to the full Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate.

V.   Delegation to  Subcommittee.  The Audit  Committee may, in its  discretion,
     ----------------------------
     delegate all or a portion of its duties and responsibilities to a subcommittee of the Audit Committee. The Audit Committee may, in its discretion, delegate to one or more of its members the authority (i) to pre-approve any audit or non-audit services to be performed by the independent auditors, and/or (ii) to pre-approve related party transactions, provided, in both cases, that any such approvals are presented to the Audit Committee at its next scheduled meeting.

VI.  Resources and Authority of the Audit  Committee:  The Audit Committee shall
     ------------------------------------------------
     have the resources and authority appropriate to discharge its responsibilities, including the authority to engage outside auditors for special audits, reviews and other procedures and to retain special counsel and other experts or consultants without seeking approval of the Board or management.

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